Exhibit 99.1
1049 Camino Dos Rios
Thousand Oaks, CA 91360
NewsRelease
Teledyne Completes Sale of its Piston Engine Business
THOUSAND OAKS, Calif. — April 19, 2011 — Teledyne Technologies Incorporated (NYSE:TDY) announced today that it has completed the divestiture of its piston engine businesses, Teledyne Continental Motors, Inc. (“Continental Motors”) and Teledyne Mattituck Services, Inc., in a stock sale to Technify Motor (USA) Inc., a subsidiary of AVIC International Holding Corporation, for a purchase price of $186 million, prior to customary working capital adjustments.
“The sale of Continental Motors allows Teledyne to focus further on our core commercial electronics and instrumentation businesses serving global energy, water quality and industrial applications,” said Robert Mehrabian, chairman, president and chief executive officer. “With the closure of this transaction, Teledyne is essentially a pure-play electronics, imaging, instrumentation and engineering focused company.”
Teledyne anticipates using the proceeds of the divestiture to pay down debt on the company’s credit facility, as well as make a $32.0 million pretax voluntary pension contribution.
Headquartered in Mobile, Ala., Continental Motors is a leading manufacturer of FAA-certified piston engines, as well as spare parts and components, used in small propeller-driven general aviation aircraft around the world. Continental Motors employs approximately 400 workers in Mobile, and has been a highly reliable manufacturer of commercial aircraft piston engines for more than 80 years. Continental Motors also maintains service centers in Fairhope, Ala. and Mattituck, N.Y.
Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
Risk Factors and Cautionary Statement as to Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to a recent divestiture. Actual results could differ materially from these forward-looking statements. Furthermore, with the recently completed acquisition of DALSA Corporation and the completion of the divestiture of Teledyne’s piston engines businesses, the risk profile of Teledyne will differ, and may differ materially from prior years, which could materially change Teledyne’s results of operations.

Investors and National Media:	Jason VanWees Teledyne Technologies (805) 373-4542

Press and Local Media:	Rick Heartsill Direct Communications (205) 356-8180